Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Carmike Cinemas, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-176201, 333-121940, 333-102765, 333-102764, 333-85194 and 333-196305 on Forms S-8 and No. 333-189477 on Form S-3 of our reports dated February 29, 2016 relating to the financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carmike Cinemas, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche

Atlanta, Georgia
February 29, 2016